Exhibit 99.1

Dennis H. Langer Appointed to Sirna Therapeutics Board of Directors

SAN FRANCISCO and BOULDER, Colo., - August 24, 2005 - Sirna Therapeutics, Inc. (Nasdaq: RNAI), a leading RNAi therapeutics company, today announced the appointment of Dennis H. Langer, M.D., J.D. to the Company's Board of Directors. Dr. Langer brings considerable strategic, commercial, scientific and operational expertise to the Company.

Dr. Langer is currently Managing Partner of Phoenix IP Ventures (Phoenix IPV), a venture capital firm in Philadelphia. Prior to joining Phoenix IPV, he was most recently President, North America, Dr. Reddy's Laboratories, an emerging global pharmaceutical company. Previously, Dr. Langer was with GlaxoSmithKline (GSK) for nine years. His last position with GSK was as a member of the R&D Executive Team and as Senior Vice President, Project and Portfolio Management. In addition, he was also responsible for Alliance Management. Prior to the merger of Glaxo Wellcome and SmithKline Beecham, Dr. Langer was Senior Vice President of Product Development Strategy and Senior Vice President of Research and Development, Healthcare Services with SmithKline Beecham. He also held senior management positions with major pharmaceutical companies such as Searle, Abbott and Eli Lilly. Dr. Langer also served as the first President and Chief Executive Officer of Neose Technologies, Inc.

Dr. Langer earned an M.D. from Georgetown University School of Medicine, a J.D. (cum laude) from Harvard Law School, and a B.A. in Biology from Columbia University. Dr. Langer was Chief Resident in psychiatry at Yale University School of Medicine and held clinical fellowships in psychiatry at the National Institutes of Health, Harvard Medical School, and George Washington University School of Medicine. Dr. Langer currently serves on the Boards of Myriad Genetics, Inc. and Cytogen Corporation. Until recently, Dr. Langer also served on the Board of Transkaryotic Therapies, Inc. He is Chairman of the Scientific Advisory Board of InforMedix, Inc. He also serves on the Boards of Visitors at Columbia College, Columbia University and Georgetown University School of Medicine. He is a Clinical Professor, Department of Psychiatry, Georgetown University School of Medicine.

"We are extremely pleased to welcome Dennis to our Board of Directors," stated Howard W. Robin, Sirna President and CEO. "Dennis, with his extensive pharmaceutical development and product commercialization experience, will further strengthen our Board and provide us with valuable insights as we move our programs through the clinic."

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's Disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The results demonstrated Sirna-027 for AMD is safe and well tolerated and that visual acuity stabilized in 100 percent of patients treated with a trend demonstrating visual acuity improvement in approximately 50 percent of the patients. Sirna Therapeutics has collaborations with Eli Lilly and Company, Targeted Genetics, Archemix Corporation and Protiva Biotherapeutics. Sirna has a leading intellectual property portfolio in RNAi with 43 issued patents and over 250 pending applications worldwide. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Safe Harbor Statement

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, Sirna's ability to develop products and operate as a going concern is contingent upon having readily available cash to fund its operating programs and is subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward- looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Rebecca Galler Robison, Senior Director, Corporate Strategy of Sirna Therapeutics, Inc., +1-303-449-6500, or Zack Kubow of The Ruth Group, +1-646-536-7020